Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
archcapgroup.com

PRESS RELEASE

ARCH CAPITAL GROUP LTD. ANNOUNCES $500 MILLION PUBLIC OFFERING OF
DEPOSITARY SHARES REPRESENTING SERIES G PREFERRED SHARES

PEMBROKE, BERMUDA, June 2, 2021 – Arch Capital Group Ltd. [NASDAQ: ACGL] announced today that it has priced an underwritten public offering of 20,000,000 Depositary Shares, each of which represents a 1/1,000th interest in a 4.550% Non-Cumulative Preferred Share, Series G, of ACGL (the “Series G Preferred Shares”). The public offering price is $25 per Depositary Share for an aggregate public offering price of $500 million. The Company intends to use the net proceeds of this offering to redeem all or a portion of its issued and outstanding Series E Non-Cumulative Preferred Shares in September 2021 and to use any remaining amounts for general corporate purposes. The offering is expected to close on June 11, 2021, subject to customary closing conditions. The Company has applied to list the Depositary Shares on NASDAQ under the symbol “ACGLN.”
On or after June 11, 2026, the Company may redeem all or a portion of the Series G Preferred Shares at a redemption price equal to $25,000 per Series G Preferred Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption.
The offering is being led by BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC as joint book-running managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale is not permitted. The offering is being made pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. This offering may be made only by means of a prospectus, including a preliminary prospectus supplement, forming a part of the effective registration statement.
You may obtain a copy of the preliminary prospectus supplement, the final prospectus supplement, when available, and accompanying prospectus from the Securities and Exchange Commission at www.sec.gov. Alternatively, the underwriters may arrange to send you these documents if you request them by contacting BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department or by emailing dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 Attention: Investment Grade Syndicate Desk - 3rd floor or by calling (212) 834-4533; Morgan Stanley, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department; RBC Capital Markets, LLC, Brookfield Place, 200 Vesey Street, 8th Floor, New York, NY 10281, Attention: Investment Grade Syndicate Desk, by calling toll-free: 1-866-375-6829, or by emailing: rbcnyfixedincomeprospectus@rbccm.com; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, by calling toll-free: 1-800-645-3751 or by emailing: wfscustomerservice@wellsfargo.com.

About Arch Capital Group Ltd.

Arch Capital Group Ltd., a publicly listed Bermuda exempted company with approximately $15.8 billion in capital at March 31, 2021 provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Cautionary Note Regarding Forward-looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward−looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward−looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements.
Forward−looking statements can generally be identified by the use of forward−looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward−looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and the Company’s ability to maintain and improve its ratings; investment performance; the loss of key personnel; the adequacy of the Company’s loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events, including pandemics such as COVID-19; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; the Company’s ability to successfully integrate, establish and maintain operating procedures as well as consummate acquisitions and integrate the businesses the Company has acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to the Company of reinsurance to manage the Company’s gross and net exposures; the failure of others to meet their obligations to the Company; changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR and other factors identified in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”).
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The Company undertakes no obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.
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Source:	Arch Capital Group Ltd.
arch-corporate

Contact:	Arch Capital Group Ltd.
François Morin
(441) 278-9250
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